SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(a) Of
                    The Securities Exchange Act Of 1934

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Check the appropriate box:
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     RULE 14A-6(E)(2))
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[X]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-12

                         ICN Pharmaceuticals, Inc.
          --------------------------------------------------------
              (Name of Registrant as Specified in its Charter)

                                    N/A
          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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

Following is the text of a letter sent to ICN Pharmaceuticals, Inc. stockholders on or about May 22, 2002.

[LOGO - ICN]

                               May 22, 2002

DEAR FELLOW SHAREHOLDER:

THE DISSIDENT SHAREHOLDERS HAVE NO PLAN
---------------------------------------

THE DISSIDENT              The Dissident shareholders don't offer shareholders
SHAREHOLDERS HAVE NO       an alternative to the current restructuring, they
PLAN.                      don't offer a different vision for ICN, and they
                           don't offer a strategic plan for ICN. They have no plan for carrying the business forward or continuing remarkable growth. Instead they offer nothing more concrete than a promise of "change".


CHANGING CONTROL OF YOUR   In the words of former SEC Chairman Roderick Hills,
COMPANY IS A COSTLY AND    a new ICN Director, your Board is "independent and
RISKY IDEA.                effective... I am confident that the ICN Board as
                           now constituted will effectively act in the best interests of all the company's shareholders." We believe the dissidents offer the threat of disruption to our efforts, which could have a harmful impact on our performance, employee morale and shareholder value. We urge you to reject their efforts.



THE DISSIDENT SHAREHOLDERS REPRESENT DISRUPTION
-----------------------------------------------

THE DISSIDENT              We believe that the Dissidents' personal attacks,
SHAREHOLDERS - PERSONAL    unfounded criticisms and gamesmanship demonstrate
ATTACKS AND                that the Dissident shareholders will bring
GAMESMANSHIP.              nothing but disruption to your Board and company.


YOUR BOARD NEEDS UNITY     Your Board does not need this at this critical time
- NOT DISRUPTION.          in your company's history. In the midst of a
                           fundamental and far-reaching restructuring your company needs a unified board, not disruption.


          THE DISSIDENTS MAY BRING DISRUPTION THAT COULD HARM ICN
                      AND THE VALUE OF YOUR INVESTMENT



               VOTE THE GOLD PROXY CARD - SUPPORT YOUR BOARD


STRONG MANAGEMENT IS ESSENTIAL FOR STRONG
-----------------------------------------
PERFORMANCE AND STRONG FUTURE GROWTH
------------------------------------

ICN'S RECORD BREAKING      We hope you have had the opportunity to review our
OPERATING RESULTS.         recent letters in which we discussed ICN's record
                           breaking operating results for 2001 and for the first quarter of this year.

RESTRUCTURING IS IN        We also described the steps we have taken to
PROCESS                    implement our restructuring program designed to
                           unlock value for ICN shareholders. This program included the IPO of our subsidiary, Ribapharm
                           Inc., completed in April 2002, raising
                           approximately $300 million and the planned spin-off of the remaining Ribapharm shares to ICN holders, expected this summer.

POSITIONED FOR STRONG      Your Company's experienced management team, working
GROWTH                     on six continents, has not only produced outstanding
                           results but has positioned your company for strong growth going forward. Among our most promising areas for growth are:

                           1. An exciting new product pipeline other than Ribapharm.
                           2.   New acquisitions of opportunity.
                           3.   Shift of product mix to higher margins.
                           4.   Expansion in Latin America.
                           5.   Turnaround in Eastern Europe.
                           6.   Reduction of G&A to 7%.

CEO SUCCESSION PROCESS     Your Company's successful past and promising
FORMALIZED.                future are the result of the efforts of our
                           thousands of employees who are led by an experienced team of senior executives. To ensure that strong leadership continues at ICN, we have established a CEO succession process to ensure an orderly change of leadership for the Company

RETAINED THE               Our succession committee, consisting of three
INTERNATIONAL EXECUTIVE    independent board members - Messrs.  Roderick Hills,
SEARCH FIRM OF KORN/FERRY  Ronald Fogleman, Norman Barker, as well as our CEO
INTERNATIONAL.             Milan Panic as a non-voting member, has retained
                           the international executive search firm of Korn/Ferry International to assist us in conducting an orderly process to find the most qualified leadership available for ICN The committee will perform search function in orderly and timely fashion.




DON'T LET THE DISSIDENTS' CAMPAIGN PUT YOUR
-------------------------------------------
SHAREHOLDER VALUE AT RISK
-------------------------

PROXY FIGHTS ARE A DRAIN   The proxy fights, last year and again this year,
ON YOUR COMPANY.           have been a tremendous drain on your company - both
                           in terms of the costs associated with the fight
                           and in the amount of time it has taken away from
BOTH IN COST AND TIME.     from senior management and your Board of directors
                           in running your business.

THE DISSIDENTS ATTEMPTS    We should point out to the Dissidents that,
MAY IMPEDE THE             paradoxically, their efforts, which they claim will
RESTRUCTURING PROGRESS.    unlock value, may, in our view, actually decrease
                           value for all shareholders by impeding the progress of our planned restructuring.


           REJECT THE DISSIDENT SHAREHOLDERS - SUPPORT YOUR BOARD

                           OUR COMMITMENT TO YOU

          o    Continued strong performance.

          o Completing the restructuring of ICN in a manner that optimizes its return to you.

          o    An independent Board.

          o    Proceed with our announced succession plan.

               VOTE THE GOLD PROXY CARD - SUPPORT YOUR BOARD

On Behalf of the Board of Directors


/s/ Milan Panic

Milan Panic
Chairman and Chief Executive Officer

IF YOU HAVE ANY QUESTIONS ON HOW TO VOTE YOUR SHARES, PLEASE CALL OUR PROXY
SOLICITOR:  MORROW & CO. AT (800) 607-0088

Following is the text of a press release issued by ICN Pharmaceuticals, Inc. on May 22, 2002.

[LOGO - ICN]
------------------------------------------------------------------------------

ICN PHARMACEUTICALS, INC.

International Headquarters
ICN Plaza
3300 Hyland Avenue
Costa Mesa, California 92626

Telephone: (714) 545-0100
FAX: (714) 641-7215
Telex: 67-0413






Investors:                                             Media:
----------                                             ------
Joe Schepers         Mariann Ohanesian                 Alan Charles
212-754-4422         714-545-0100, ext. 3230           714-545-0100, ext. 3013



                    ICN SAYS DISSIDENT ELECTION WOULD BE
                             CHANGE OF CONTROL


     COSTA MESA, CA, May 22, 2002 - ICN Pharmaceuticals (NYSE: ICN) confirmed today that, despite contrary rumors, election of the dissident slate in this year's contest would constitute a change of control of the company.

     The election of a majority of the board of directors on slates opposed by management within the current timeframe is a change of control. Three shareholder nominees were elected in 2001, and if this year's three are elected they would constitute six on what will be a nine-member board.

     "Rumors are circulating once again to mislead shareholders," said ICN spokesman Alan Charles. "A change of control invokes expensive separation and similar provisions and will most likely force a major change in management personnel. The company's long-range business plans will be disrupted by such a management change and there could be a material adverse effect on our share value in a volatile Western and international market.

     "This makes clear that the dissident shareholders, who have held their stock for less than a year, are, in our view, not interested in what is in the best interests of ICN shareholders over the long term."

     ICN is an innovative, research-based global pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals, and devices under the ICN brand name. Its research and new product development focuses on innovative treatments for dermatology, oncology and hepatology.

     Additional information is also available on the Company's Web site at http://www.icnpharm.com.

                                  -------



THE SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future sales, operating income, returns on invested assets, regulatory approval processes, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. It also assumes that the Company's operations are not adversely affected by any disruption that may be caused by the pending proxy contest.



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